Exhibit 99.1

NEWS RELEASE
Contacts:	Susser Holdings Corporation
Mary Sullivan, Chief Financial Officer
(361) 693-3743, msullivan@susser.com

DRG&E
Ken Dennard, Managing Partner
(713) 529-6600, ksdennard@drg-e.com
Anne Pearson, Senior Vice President
(210) 408-6321, apearson@drg-e.com

Susser Holdings Announces Resignation of Director

CORPUS CHRISTI, Texas, December 15, 2009 – Susser Holdings Corporation (NASDAQ: SUSS) announced today that Jerry E. Thompson, a member of the Company’s board of directors, submitted his resignation December 10, 2009.

“I have enjoyed my association with the board and the Susser family and look forward to working with the Company as time permits,” Thompson said.

“For these past four years, Jerry has been a valuable advisor, a very positive influence as a board member and a dedicated and loyal friend,” said Susser President and CEO Sam L. Susser. “On behalf of the Company and its board of directors, I would like to thank Jerry for his service and wish him the best in his future endeavors.”

Corpus Christi, Texas-based Susser Holdings Corporation is a third-generation family led business that operates more than 525 convenience stores in Texas, New Mexico and Oklahoma under the Stripes and Town & Country banners. Restaurant service is available in more than 300 of its stores, primarily under the proprietary Laredo Taco Company and Country Cookin’ brands. The Company also supplies branded motor fuel to more than 380 independent dealers through its wholesale fuel division.

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